Exhibit 10.1

LANTRONIX, INC.
15353 Barranca Parkway
Irvine, California  92618
(949) 453-3990

Mr. Jerry D. Chase
9608 Crosby Drive
Pleasanton, California  94588

Re:           Employment at Lantronix Inc.

Dear Jerry:

This letter ("Agreement") will confirm our understanding and agreement regarding your employment with Lantronix Inc. ("Lantronix" or the "Company"), commencing February 19, 2008 ("Commencement Date").  This Agreement completely supersedes and replaces any existing or previous oral or written discussions, understandings or agreements, express or implied, between you and the Company regarding your employment.

1.
Position; Exclusivity.  The Company hereby agrees to employ you as its President and Chief Executive Officer and to appoint you as a member of the Company's Board of Directors (the "Board").  You accept such employment pursuant to the terms of this Agreement.  You shall perform such duties and responsibilities as may be determined from time to time by the Board, which shall be consistent with your position as a senior officer of the Company.  You agree to devote your full business time, attention and energy to performing your duties and responsibilities to the Company under this Agreement.

2.
Base Salary.  The Company shall pay you a base salary of $30,000 per month ($360,000 on an annualized basis), less applicable withholdings and deductions, paid on the Company's regular payroll dates.  The Board will review your base salary annually, and may, in its sole discretion, adjust it to reflect performance and other factors.

3.	Bonuses.

(a)
The Company shall advance you a one-time sign-on/short-term retention bonus of $65,000, payable on the first regular payroll date after the Commencement Date.  The Sign-On Bonus is not earned until you have completed twelve (12) full months of employment with Lantronix.  In the event you voluntarily terminate your employment or are terminated for Cause (as defined in Attachment "A" hereto) by the Company within twelve (12) months from your Commencement Date, the Sign-On Bonus has not been earned, and you will be required to repay such amount in full within thirty (30) days of the date of termination of your employment.

(b)
You shall be eligible to receive a cash incentive bonus of up to $250,000 ("Incentive Bonus") for each full fiscal year during which this Agreement is in effect (this amount will be prorated for the remaining portion of the current fiscal year ending June 30, 2008), as follows:

(i)
The Compensation Committee of the Board will define the plan for the Incentive Bonus annually, determining the objectives for the fiscal year that must be met to earn the Incentive Bonus.  Such objectives may include (but are not limited to) operating metrics, objective and subjective leadership dimensions and performance metrics in the operation of the Company, the achievement of financial objectives set forth in the Board-approved Annual Business Plan (the "Annual Business Plan") for a particular fiscal year, or such other objectives as the Compensation Committee of the Board, in its sole discretion, shall determine.

(ii)
You must be employed by the Company on June 30th of each fiscal year to earn and become eligible to receive the Incentive Bonus as set forth in this Paragraph 2(b) for that fiscal year.  The actual Incentive Bonus for each fiscal year shall be paid to you by the 15th day of December following the end of the fiscal year to which the Incentive Bonus relates (or such earlier or later deadline as may be required for the bonus payment to be exempt from the requirements of Section 409A of the Internal Revenue Code as a "short-term deferral" under the applicable regulations).

4.
Stock Option and Restricted Stock Awards.  Subject to the terms of the Company's 2000 Stock Plan, as amended, and subject to formal approval of the Board, the Company will grant you (i) a nonstatutory stock option to purchase Nine Hundred Thousand (900,000) shares of the Company's common stock and (ii) a restricted stock award for One Hundred Thousand (100,000) shares of the Company's common stock.  None of these options or restricted shares shall vest until such time as you and the Company enter into a written stock option agreement with respect to the 900,000 options and a written restricted stock agreement with respect to the 100,000 restricted shares.  The stock option agreement shall provide, among other things that none of these options shall vest until your employment with the Company has continued for one (1) year from your Commencement Date, at which time options to purchase two hundred seventy thousand (270,000) shares shall vest with an additional two hundred seventy thousand (270,000) shares vesting on the second anniversary of the Commencement Date and the remaining three hundred sixty thousand (360,000) shares vesting on the third anniversary of the Commencement Date.  The restricted stock agreement shall provide, among other things that none of the restricted shares shall vest until your employment with the Company has continued for one (1) year from your Commencement Date, at which time thirty thousand (30,000) shares shall vest with an additional thirty thousand (30,000) shares vesting on the second anniversary of the Commencement Date and the remaining forty thousand (40,000) shares vesting on the third anniversary of the Commencement Date.  The stock option agreement and the restricted stock agreement shall further provide that notwithstanding the foregoing vesting schedule, the options and shares shall immediately become vested as to the percentage of the total number of shares of Common Stock subject to the options and restricted stock award set forth on the table below (the "Vesting Percentage") at the end of any period of 120 consecutive days on which the Common Stock is actively listed, quoted or traded on a national securities exchange or NASDAQ, and the closing or last price in regular trading, as applicable, for a share of the Common Stock ("Stock Price") on each of such trading days equals or exceeds the applicable threshold amount set forth below (the "Stock Price Threshold").  For avoidance of doubt, options and shares may vest only once with respect to any Stock Price Threshold so that, for example, if the Stock Price equals or exceeds the $1.50 Stock Price Threshold for one hundred twenty (120) consecutive days and 30% of the shares subject to the option and restricted stock award vest accordingly, no additional shares subject to the option and restricted stock award shall vest if the Stock Price declines below the $1.50 Stock Price Threshold and subsequently increases above the $1.50 Stock Price Threshold.  Furthermore, the Vesting Percentages do not cumulate.

Vesting Percentage/ Number of Shares	Stock Price Threshold
30%/Initial 270,000 Options and 30,000 Restricted Shares	$1.50
60%/Additional 270,000 Options and Additional 30,000 Restricted Shares	$2.50
100%/Additional 360,000 Options and 40,000 Restricted Shares	$4.00

In the event that you file a Section 83(b) election with the Internal Revenue Service no later than thirty (30) days after the transfer of the 100,000 restricted shares to you, the Company shall pay you a bonus equal to the lesser of:  (i) $35,000, or (ii) amount equal to the product of (A) 41.66%, multiplied by (B) the Fair Market Value (as defined in the Company's 2000 Stock Plan, as amended) of the 100,000 shares on the date of transfer (which bonus shall be timely paid over by the Company as withholding with respect to the shares on your behalf) (the "Tax Bonus"). You acknowledge that the Tax Bonus will be taxable compensation income to you and that the Company will not be obligated to pay your federal or state income or employment taxes on the Tax Bonus.  You agree that the Company may withhold any such required federal and state income and employment taxes on the Tax Bonus from your other compensation.  Notwithstanding anything to the contrary contained herein, in the event you voluntarily terminate your employment or are terminated for Cause (as defined in Attachment "A" hereto) by the Company prior to the date on which all shares granted under the 100,000 share restricted stock award are fully vested, you will be required to repay such Tax Bonus amount in full within thirty (30) days of the date of termination of your employment.  If you do not timely file a Section 83(b) election with the Internal Revenue Service for the 100,000 restricted shares, the Company shall have no obligation to pay you any Tax Bonus.

5.
Employee Benefits.  You shall be entitled to the benefits and perquisites which the Company generally provides to its other senior executives under the applicable Company plans and policies (including, in your case, a monthly automobile allowance of $833.33), and to future benefits and perquisites made generally available to senior executives of the Company.  Your participation in such benefit plans shall be on the same basis as applies to other senior executive of the Company.  All such benefits and perquisites are subject to modification and/or elimination in the Company's discretion.  You shall pay any contributions which are generally required of senior executives to receive any such benefits.

6.
Employment Taxes and Withholding.  You recognize that the compensation, benefits and other amounts provided by the Company under this Agreement may be subject to federal, state or local income taxes.  It is expressly understood and agreed that all such taxes shall be your sole responsibility.  To the extent that federal, state or local law requires withholding of taxes on compensation, benefits or other amounts provided under this Agreement, the Company shall withhold the necessary amounts from the amounts payable to you under this Agreement.

7.
Expenses.  During the term of your employment hereunder, you shall be entitled to receive prompt reimbursement from the Company (in accordance with the policies and procedures in effect for the Company's employees) for all reasonable travel and other expenses incurred by you in connection with your services hereunder.

8.
Relocation.  As of the Commencement Date, it is anticipated that you will commute to the Company's offices in Southern California from your home in Northern California for some period of time, following which you intend to relocate to Southern California.  To assist you in this regard, the Company agrees to reimburse you for your documented actual and reasonable out-of-pocket costs for (i) temporary housing and travel, (ii) packing and moving costs, and (iii) closing costs incident to the sale of your home in Northern California, in a total amount not to exceed $150,000.  Of this amount, the Company shall reimburse you no more than $35,000 for temporary housing and travel expenses; provided, however, the Company shall reimburse you for such temporary housing and travel expenses only to the extent that they are incurred by you on or before the expiration of twelve (12) months after the Commencement Date.

9.	Unspecified Term, At-Will Employment and Termination.

(a)
This Agreement (and your employment) is commenced and will continue for an unspecified term on an "at-will" basis and may be terminated by the Company or by you at will at any time with or without Cause (as defined in Attachment "A" hereto) or notice; provided, however, that if your employment is terminated by the Company without Cause or by you for Good Reason (as defined in Attachment "A" hereto), in exchange for a full general release of claims against the Company in a form reasonably acceptable to the Company, the Company will pay you severance pay in the total amount of one hundred percent (100%) of the then current total of your annualized base salary and Incentive Bonus target, less required tax deductions and withholdings, payable on the Company's regular payroll dates for a period of twelve (12) months following the date of termination.  The amount of severance pay will be increased to one hundred fifty percent (150%) of your then total base salary and Incentive Bonus target if such termination without Cause or for Good Reason occurs within six (6) months after a "Change in Control" (as defined in Attachment "A" hereto).  The timing of the payments shall be made in accordance with the foregoing provisions of this Paragraph 9(a) if the sum of the payments to which you are entitled under this Paragraph 9(a) do not exceed the lesser of two (2) times your "annualized compensation" (within the meaning of Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)(1)) or two (2) times the compensation limit set forth in Section 401(a)(17) of the Internal Revenue Code, for the calendar year prior to the calendar year in which you are terminated without Cause or resign for Good Reason.  If the sum of such payments to you under this Paragraph 9(a) would exceed the lesser of two (2) times your annualized compensation (as defined above) or two (2) times the compensation limit set forth in Section 401(a)(17) of the Internal Revenue Code, then such excess amount shall be paid to you prior to later of:  (i) the 15th day of March following the end of the calendar year in which you were terminated without Cause or you resigned for Good Reason, or (ii) the 15th day of third month following the end of the Company's taxable year in which you were terminated by the Company without Cause or you resigned for Good Reason.

(b)
This Agreement (and your employment) may be terminated immediately and without notice for Cause without further liability or obligation to you other than payment of compensation earned by you through the date of termination.

10.
Change in Control.  If a "Change in Control" of the Company occurs after your Commencement Date, then, subject to the terms of this Agreement, as an additional benefit, the Company shall accelerate the vesting of 100% of all unvested stock options granted to you under the Company's stock option or other benefit plan.

11.	Confidentiality/Non-Solicitation.

(a)
In consideration of the promises and covenants contained in this Agreement, you acknowledge and agree that you shall continue to be bound by and comply with each and every term and condition of the Company's Employment, Confidential Information and Invention Assignment Agreement and any other proprietary or confidentiality agreement(s) between you and the Company.

(b)
In consideration of the promises and covenants contained in this Agreement, you agree that for a period of one (1) year following your date of termination or resignation, you will not, either directly or indirectly, or either on your own behalf or on behalf of any other person, recruit or solicit for hire any individual who is then employed by the Company.

(c)
You acknowledge and agree that the restrictions contained in this Paragraph 11(a) and (b) are reasonable and appropriate.  You further acknowledge and agree that the restrictions contained in this Paragraph 11(a) and (b) will not preclude you from engaging in any trade, business or profession that you are qualified to engage in.

12.
Mutual Agreement to Arbitrate.  To the fullest extent allowed by law, any controversy, claim or dispute between you and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or the cessation of that employment will be submitted to final and binding arbitration as provided in Attachment "B" hereto.

13.
Successors and Assigns.  This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.

14.
Withholding of Taxes; Tax Reporting. The Company may withhold from any amounts payable under this Agreement all such federal, state, city and other taxes, and may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its judgment, be required by law.

15.	Sections 280G, 162(m) and Compliance with Section 409A.

(a)
In the event that any payment or benefit received by you pursuant to this Agreement (a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and but for this sentence, be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then such Payment shall be equal to a reduced amount.  Such reduced amount shall be calculated as either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the reduced amount, the reduction shall occur in the following order:  reduction of cash payments; cancellation of accelerated vesting of stock awards, if applicable; reduction of employee benefits.

(b)
Notwithstanding anything in this Agreement to the contrary, if the Board determines that any acceleration, extension or other modification of your stock options pursuant to this Agreement could reasonably be expected to cause such options to lose their status as "qualified performance-based compensation" under Code Section 162(m) and Treasury Regulation Section 1.162-27(e), such accelerations, extensions or other modifications may be modified to the extent deemed necessary by the Company's Board to prevent such options from losing their status as qualified performance-based compensation.

(c)
This Agreement is intended to be exempt to the extent possible from the requirements of Internal Revenue Code Section 409A, including current and future guidance and regulations interpreting such provisions. To the extent that any provision of this Agreement fails to satisfy a requirement for such an exemption, the provision shall automatically be modified in a manner that, in the good-faith opinion of the Company, brings the provisions into compliance with such requirement while preserving as closely as possible the original intent of the provision and this Agreement. If it is determined by the Company that any payment under this Agreement is subject to the requirements of Code Section 409A notwithstanding the preceding sentences, then the provisions of the Agreement shall be automatically modified in such manner as brings the Agreement into compliance with such requirements. In particular, and without limiting the preceding sentence, while any stock of the Company is or is treated as publicly traded and you are a "specified employee" under Code Section 409A(a)(2)(B)(i), then any payment under this Agreement that is treated as deferred compensation under Code Section 409A shall be delayed until the date which is six months after the date of separation from service (without interest or earnings).

(d)
The costs of all legal and accounting fees required to make the Company's determinations and estimates for purposes of this Paragraph 15 will be paid for by the Company.  To the extent the services of an accountant are to be utilized in connection with the making of such determinations and/or estimates, such services shall be performed by an independent certified public accountant selected by the Company or a firm of independent certified public accountants selected by the Company provided that such firm or independent accountant shall not be (or have been) otherwise engaged by the Company for any other corporate purposes. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or  the Company) or such other time as requested.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

16.
Legal Fees.  The Company shall pay your actual and reasonable legal fees and costs associated with entering into this Agreement in an amount not to exceed four thousand dollars ($4,000.00) upon presentation of documentation thereof that is reasonably acceptable to the Company.  You will be responsible for paying any legal fees and costs over such amount.

17.
Entire Agreement.  This Agreement, its attachments, and any stock option, restricted stock, stock appreciation rights or other similar agreements the Company may enter into with you contain the entire integrated agreement between you and the Company regarding these issues, and no modification or amendment to this Agreement will be valid unless set forth in writing and signed by both you and an authorized member of the Board.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

We are excited to have you join Lantronix, and we look forward to your Commencement Date next week.  Please sign, date and return the enclosed copy of this Agreement to me for our files to acknowledge your agreement with the above.

Very truly yours, LANTRONIX, INC. By: /s/ Howard Slayen Howard Slayen Chairman, Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ Jerry D. Chase
Jerry D. Chase
Dated:       Feb.19         , 2008

ATTACHMENT "A"

"Cause" shall include, but not be limited to, the following:  (i) your commission of a crime or your possession, use or sale of a controlled substance (other than the use or possession of legally prescribed medication used for its prescribed purpose); (ii) your significant neglect, or materially inadequate performance of, your duties as an employee of the Company; (iii) your breach of a fiduciary duty to the Company or its shareholders; (iv) your willful breach of duty in the course of your employment; (v) your violation of the Company's personnel or business policies; (vi) your willful misconduct; (vii) your death; or (viii) your disability.  For purposes of this Agreement, you shall be considered disabled if you have been physically or mentally unable to perform your essential job duties hereunder for (x) a continuous period of at least one hundred twenty (120) days or (y) a total of one hundred fifty (150) days during any one hundred and eighty (180) day period, and you have not recovered and returned to the full time performance of your duties within thirty (30) days after written notice is given to you by the Company following such 120 day period or 180 day period, as the case may be.  Notwithstanding the foregoing, Cause shall not exist under any definition set out in subsection (ii), (iii), (iv), (v) or (vi) unless the Company provides you with written notice of the existence of the one or more of the actions, conditions or events set forth above in such definition of Cause, and if such action, event or condition is curable, you fail to cure such action, event or condition within thirty (30) days after its receipt of such notice.

"Change in Control" means the occurrence of any of the following events:

(a)
Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

(b)	The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

(c)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least seventy percent (70%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

"Good Reason" for you to resign means only if you resign within ninety (90) days after the Company has taken any of the following actions without your express written consent:  (i) the Company "Substantially Lessens Your Title" (as defined herein); (ii) the Company Substantially reduces Your Senior Authority (as defined herein); (iii) the Company assigns material duties to you which are materially inconsistent with your then-current status; (iv) the Company reduces your base salary or benefits from that in effect at the Commencement Date (unless such reduction is in connection with a salary or benefit reduction program of general application at the senior level executives of the Company); (v) the Company requires you to be based more than fifty (50) miles from your office location, as of the Commencement Date, except for the relocation identified in Paragraph 8 of the Agreement or for required travel consistent with your business travel obligations or the Company requires you to be based more than fifty (50) miles from your home prior to your relocation as described in Paragraph 8; or (vi) the Company fails to obtain the assumption of this Agreement by any successor or assign of the Company.  Notwithstanding the foregoing, Good Reason shall not exist unless you provide the Company written notice of the existence of the one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice.

"Substantially Lessens Your Title" shall mean that you do not have the title of President, Chief Executive Officer of the Company or an enterprise equivalent to the Company.

"Substantially Reduces Your Senior Authority" shall mean that you no longer have substantially similar authority, scope of responsibility, functions or duties as President and Chief Executive Officer of the Company or an enterprise equivalent to the Company.

ATTACHMENT "B"

MUTUAL AGREEMENT TO ARBITRATE

To the fullest extent allowed by law, any controversy, claim or dispute between you, Jerry D. Chase, and the Company (and/or any of its affiliates, owners, shareholders, directors, officers, employees, volunteers or agents) relating to or arising out of your employment or the cessation of that employment will be submitted to final and binding arbitration in Orange County, California, for determination in accordance with the American Arbitration Association's ("AAA") Employment Arbitration Rules, as the exclusive remedy for such controversy, claim or dispute.  A copy of the most current Employment Arbitration Rules may be found at www.adr.org/Employment.  In any such arbitration, the parties may conduct discovery to the same extent as would be permitted in a court of law.  The arbitrator shall issue a written decision, and shall have full authority to award all remedies which would be available in court.  The Company shall pay the arbitrator's fees and any AAA administrative expenses.  The arbitrator may, but need not, award the prevailing party in any dispute its or his legal fees and expenses.  Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract (including this Agreement), torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code and any other statutes or laws relating to an employee's relationship with his/her employer, regardless of whether such dispute is initiated by the employee or the Company.  Thus, this bilateral arbitration agreement fully applies to any and all claims that the Company may have against you, including (but not limited to) claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty.  Nevertheless, claims for workers' compensation benefits or unemployment insurance, those arising under the National Labor Relations Act, and any other claims where mandatory arbitration is prohibited by law, are not covered by this arbitration agreement, and such claims may be presented by either the Company or you to the appropriate court or government agency.  BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH YOU AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY.  This mutual arbitration agreement is to be construed as broadly as is permissible under applicable law.

JERRY D. CHASE	LANTRONIX INC. (the "Company")
/s/ Jerry D. Chase Jerry D. Chase Dated: Feb. 19 , 2008.	By: /s/ Howard Slayen Name: Howard Slayen Title: Chairman of the Board of Directors Dated: February 19 , 2008.